Exhibit 99.1

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FIRST QUARTER 2015 RESULTS

MIDLAND, Texas, May18, 2015/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) today reported results for its first quarter ended March 31, 2015.

On February 11, 2015, legacy Dawson Geophysical Company and legacy TGC Industries, Inc. consummated their previously announced strategic business combination. The merger transaction was accounted for as a reverse acquisition with legacy Dawson Geophysical being deemed the accounting acquirer. The combined companies adopted a calendar fiscal year ending December 31. First quarter 2015 results reflect the operations of legacy Dawson Geophysical for the period January 1 through March 31, 2015 and the operations of legacy TGC Industries for the period February 12 through March 31, 2015.  First quarter 2015 results are compared to the quarterly results for legacy Dawson Geophysical for the period January 1 through March 31, 2014, which at the time was legacy Dawson Geophysical’s second fiscal quarter of its fiscal year ended September 30, 2014. The Company’s second quarter ending June 30, 2015 will reflect a full quarter of combined entity operating results.

For the quarter ended March 31, 2015, the Company reported revenues of $73,722,000, a net loss of $6,592,000, or $0.37 loss per share attributable to common stock, and EBITDA of $1,441,000.

Revenues for the March 2015 quarter were negatively impacted by reduced client demand due to decreasing and uncertain commodity prices, client-directed project delays, severe weather conditions in many areas of operation, a weaker than anticipated Canadian season and reduced utilization rates of deployed data acquisition crews in the lower 48 United States.  Severe wet weather conditions, reduced demand and client delays have continued during April and through mid-May 2015. During the March 2015 quarter, the post transaction combined Company operated a peak of fourteen seismic data acquisition crews in the United States and four crews in the Canadian market. Reflected in the current quarter are merger related transaction costs of approximately $2,600,000 and $530,000 of severance costs related to an approximately 20 percent reduction in work force since the closing of the transaction. Cumulative transaction costs for the combined Company since transaction inception to date are approximately $7,500,000.

Demand for Dawson’s services is at reduced levels from recent years and is anticipated to remain at such levels through 2015 in response to decreasing and uncertain commodity prices and reduced client expenditures. The Company is currently operating eight to ten data acquisition crews in the United States and based on currently available information anticipates operating eight to ten crews in the United States with limited activity in Canada into the third quarter ending September 30, 2015. Utilization rates on the Company’s active data acquisition crews have been severely impacted through the middle of the second quarter primarily due to excessive wet conditions. Commencement of a large multi-component surface recorded microseismic project is scheduled to begin late in the June 2015 quarter. Based on currently available information, demand for the Company’s multi-component equipment is anticipated to remain steady for the balance of 2015.

The Company’s capital budget for 2015 is anticipated at maintenance levels below the $10 million capital budget approved by the Board of Directors. Strategic investments in state-of-the-art seismic equipment during the past three years are partially responsible for the lower 2015 capital budget. The Company’s balance sheet remains strong at March 31, 2015 with approximately $48,100,000 of cash and cash equivalents and short-term investments, $77,276,000 of working capital and $19,171,000 of debt and capital lease obligations.

Stephen Jumper, President and Chief Executive Officer of the Company, said, “The past twelve months, and particularly the first fiscal quarter of 2015, have been challenging times throughout the seismic data acquisition and oil field service sectors. The difficulties have continued into the second fiscal quarter with weather and further client delays. Lower commodity prices, reduced exploration activity and scaled-back budget programs from many of our valued clients have slowed seismic crew activity in the lower 48 United States and Canada. In response to the pullback in activity, we have moved to quickly right-size our crew count to meet current and anticipated demand levels. We anticipate deployment of eight to ten crews through the summer of 2015 and are working diligently to drive efficiencies and reduce costs.”

Jumper concluded, “We are pleased to have completed the strategic business combination with TGC Industries in February. We continue to work through the integration process at a rapid and effective pace. We believe the combination of Dawson Geophysical and TGC Industries will provide long term growth opportunities. These factors, combined with the earnings power from our existing equipment inventory, as well as our strong balance sheet, will enable us to respond quickly when market conditions improve.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its first quarter 2015 financial results on May 19, 2015 at 9 a.m. CDT. Participants can access the call at 1-888-348-3664 (US), 1-855-669-9657 (Canada) and 1-412-902-4233 (Toll/International).  To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through May 22, 2015 by dialing 1-877-870-5176 (Toll-Free) and 1-858-384-5517 (Toll/International).  The passcode is 10065839.  The webcast will be recorded and available for replay on Dawson’s website until June 18, 2015.

About Dawson

Dawson Geophysical Company is a leading provider of North America onshore seismic data acquisition services with operations throughout the continental United States and Canada.  Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission.  The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, depreciation and amortization expense.  The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance.  However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net (loss) income is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and natural gas prices, high fixed costs of operations, operational disruptions, changes in economic conditions, industry competition, the potential for contract delay or cancellations of service contracts, the availability of capital resources, weather interruptions, limited number of customers, and credit risk related to our customers. A discussion of these and other factors, including risks and uncertainties, is set forth in Exhibit 99.5 to the Company’s Form 8-K/A that was filed with the Securities and Exchange Commission on April 30, 2015 . Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended March 31,
	2015	2014

Operating revenues	$73,722,000	$76,766,000
Operating costs:
Operating expenses	64,791,000	60,091,000
General and administrative	7,522,000	3,676,000
Depreciation and amortization	11,223,000	10,177,000
	83,536,000	73,944,000

(Loss) income from operations	(9,814,000)	2,822,000
Other income (expense):
Interest income	24,000	21,000
Interest expense	(147,000)	(161,000)
Other income (expense)	32,000	(343,000)
(Loss) income before income tax	(9,905,000)	2,339,000

Income tax benefit (expense):	3,313,000	(687,000)

Net loss	$(6,592,000)	$1,652,000

Other comprehensive loss:
Net unrealized loss on foreign exchange rate translation, net of tax	$(418,000)	$(107,000)

Comprehensive (loss) income	$(7,010,000)	$1,545,000

Basic (loss) income per share attributable to common stock	$(0.37)	$0.12

Diluted (loss) income per share attributable to common stock	$(0.37)	$0.12

Cash dividend declared per share of common stock	$—	$0.08

Weighted average equivalent common shares outstanding	18,021,366	14,009,358

Weighted average equivalent common shares outstanding-assuming dilution	18,021,366	14,075,988

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$20,642,000	$14,644,000
Short-term investments	27,500,000	28,750,000
Accounts receivable, net of allowance for doubtful accounts of $763,000 at March 31, 2015 and December 31, 2014	57,795,000	37,133,000
Prepaid expenses and other assets	8,568,000	5,703,000
Current deferred tax asset	2,524,000	2,818,000

Total current assets	117,029,000	89,048,000

Property, plant and equipment	366,436,000	339,245,000
Less accumulated depreciation	(190,301,000)	(181,453,000)

Net property, plant and equipment	176,135,000	157,792,000

Intangibles	2,797,000	—

Total assets	$295,961,000	$246,840,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,860,000	$5,849,000
Accrued liabilities:
Payroll costs and other taxes	3,492,000	3,015,000
Other	5,629,000	3,158,000
Deferred revenue	5,522,000	1,752,000
Current maturities of notes payable and obligations under capital leases	11,250,000	6,018,000

Total current liabilities	39,753,000	19,792,000

Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	7,921,000	4,209,000
Deferred tax liability	18,106,000	28,621,000

Total long-term liabilities	26,027,000	32,830,000

Commitments and contingencies

Stockholders’ equity:

Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding at March 31, 2015: par value $1.00 per share, 5,000,000 shares authorized, none outstanding at December 31, 2014

Common stock-par value $0.01 per share, 35,000,000 shares authorized; 21,543,681 and 14,216,540 issued and outstanding at March 31, 2015: and December 31, 2014	216,000	142,000
Additional paid-in capital	141,983,000	99,084,000
Retained earnings	88,744,000	95,336,000
Treasury stock	—	—
Accumulated other comprehensive loss, net of tax	(762,000)	(344,000)

Total stockholders’ equity	230,181,000	194,218,000

Total liabilities and stockholders’ equity	$295,961,000	$246,840,000

Reconciliation of EBITDA to Net (Loss) Income

	Three Months Ended
	March 31,
	2015	2014
	(in thousands)
Net (loss) income	$(6,592)	$1,652
Depreciation	11,223	10,177
Interest expense (income), net	123	140
Income tax (benefit) expense	(3,313)	687
EBITDA	$1,441	$12,656

Reconciliation of EBITDA to Net Cash (Used in) Provided by Operating Activities

	Three Months Ended
	March 31,
	2015	2014
	(in thousands)
Net cash (used in) provided by in operating activities	$(3,262)	$23,350
Changes in working capital and other items	5,335	(10,226)
Noncash adjustments to net (loss) income	(632)	(468)
EBITDA	$1,441	$12,656